UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 13, 2006

Date of Earliest Event Reported: February 10, 2006

The Pep Boys - Manny, Moe & Jack

(Exact name of registrant as specified in charter)

Pennsylvania	1-3381	23-0962915
(State or other jurisdiction of	(Commission	(I.R.S. Employer ID number)
incorporation or organization)	File No.)

3111 W. Allegheny Ave. Philadelphia, PA	19132
(Address of principal executive offices)	(Zip code)

215-430-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                                 Entry Into a Material Definitive Agreement

On February 10, 2006, the Company entered into a Change of Control Agreement and Non-Competition Agreement with its Senior Vice President – Chief Financial Officer, Harry F. Yanowitz.  These agreements replace Mr. Yanowitz’ current Employment Agreement that was otherwise scheduled to expire on June 9, 2006.  Mr. Yanowitz’ Non-Competition Agreement provides for customary covenants against competition during employment and one year thereafter in exchange for a severance payment equal to one year’s base salary upon termination by the Company without cause.  Mr. Yanowitz’ Change of Control Agreement is substantially similar to those entered into by the Company’s other executive officers, except that (i) it provides for a payment equal to two years’ salary, bonus and benefits, if Mr. Yanowitz provides three months of transition services following a change of control, and (ii) the definition of change of control thereunder has been expanded to include a sale, discontinuance or closure of a material portion of the Company’s assets and those business combination transactions where the Company’s shareholders own less than 75% of the equity of the resulting entity.  The Company also agreed to pay Mr. Yanowitz a one-time cash bonus of $340,000 upon the earlier of September 1, 2006 or the consummation of a strategic transaction.

Item 9.01                                                 Exhibits

Exhibit 99.1                                    Change of Control Agreement between the Company and Harry F. Yanowitz.

Exhibit 99.2                                    Form of Non-Competition Agreement between the Company and certain officers of the Company.*

*Incorporated by reference from the Company’s Current Report on Form 8-K filed on February 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEP BOYS - MANNY, MOE & JACK

By:	/s/ Harry F. Yanowitz
Harry F. Yanowitz
Senior Vice President and
Chief Financial Officer

Date:  February 13, 2006